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                                  SAFEWAY INC.                      Exhibit 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)

                                                             24 Weeks                             Fiscal Year
                                                         ------------------   ---------------------------------------------------
                                                         June 17,  June 18,
                                                           1995      1994      1994      1993         1992      1991         1990
                                                         --------  --------   ------    ------       ------    ------       ------

Income before income taxes, extraordinary loss            $231.3    $176.9    $424.1    $216.3       $197.4    $166.2       $194.7
    and cumulative effect of accounting changes

Add interest expense                                        96.7     108.5     221.7     265.5        290.4     355.4        384.1

Add interest on rental expense(a)                           40.0      40.2      86.6      88.0         88.0      83.0         82.0

Less equity in earnings of unconsolidated
    affiliates                                              (7.8)    (18.4)    (27.3)    (33.5)       (39.1)    (45.8)       (25.5)

Less gain on common stock offering by
    unconsolidated affiliate                                  -         -         -         -            -      (27.4)          -

Add minority interest in subsidiary                          1.7       1.3       3.0       3.5          1.7       1.3          1.4
                                                          ------    ------    ------    ------       ------    ------       ------
    Earnings                                              $361.9    $308.5    $708.1    $539.8       $538.4    $532.7       $636.7
                                                          ======    ======    ======    ======       ======    ======       ======


Interest expense                                          $ 96.7    $108.5    $221.7    $265.5       $290.4    $355.4       $384.1

Add capitalized interest                                     2.0       1.3       2.9       4.2          8.0      10.6          3.3

Add interest on rental expense(a)                           40.0      40.2      86.6      88.0         88.0      83.0         82.0
                                                          ------    ------    ------    ------       ------    ------       ------
    Fixed charges                                         $138.7    $150.0    $311.2    $357.7       $386.4    $449.0       $469.4
                                                          ======    ======    ======    ======       ======    ======       ======
    Ratio of earnings to fixed charges                      2.61      2.06      2.28      1.51(b)      1.39      1.19(c)      1.36
                                                          ======    ======    ======    ======       ======    ======       ======

(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expenses for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.

(c) Safeway's ratio of earnings to fixed charges for 1991 was adversely affected by a $115 million charge to operating profit in connection with the bankruptcy of AppleTree Markets, Inc. ("AppleTree"). The $115 million charge was an estimate of the eventual net lease and related cash payments which Safeway expected to make over a period of up to 16 years in connection with any liability Safeway may have on the leases assigned to AppleTree as part of the sale of the Company's former Houston division. Excluding this charge, the ratio of earnings to fixed charges for 1991 would have been 1.44.

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